Exhibit 5
                                   Law Offices
                           JOEL BERNSTEIN, ESQ., P.A.

11900 BISCAYNE BLVD., SUITE 604                   TELEPHONE: 305. 892. 1122
MIAMI, FLORIDA 33181                              FACSIMILE: 305. 892. 0822


February 22, 2000

American Access Technologies, Inc.
37 Skyline Drive
Lake Mary, FL 32746

Greetings:

I have acted as special counsel to American Access Technologies, Inc., a Florida corporation (the "Corporation"), in connection with the offering of 200,000 shares if its Common Stock to consultants to the Corporation. The offering of the shares is to be made pursuant to a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement").

Please be advised that I am of the opinion that the Corporation's Common Stock has been duly authorized by the Corporation and, when issued in accordance with the terms and conditions set forth in the Registration Statement, will be validly issued by the Corporation and fully paid and non-assessable.

I consent to the use of our name in the Registration Statement in the section of the Prospectus entitled "Legal Matters" and the filing of this letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ Joel Bernstein, Esq., P.A.
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Joel Bernstein, Esq., P.A.